Exhibit 10(d)

Parker-Hannifin Corporation

Target Incentive Plan

1. Effective Date and Purpose. Parker-Hannifin Corporation, an Ohio corporation (the “Company”), adopts this Parker-Hannifin Corporation Target Incentive Plan (the “Plan”) effective as of August 11, 2010. The purpose of the Plan is to attract and retain key executives for the Company and to provide such persons with incentives for superior performance in the form of an opportunity to earn an annual cash incentive bonus. This Plan and each Award Opportunity (as defined below) granted hereunder shall be subject to the terms and conditions set forth below.

2. Definitions. The following capitalized words as used in this Plan shall have the following meanings:

“Affiliate” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by the Company.

“Award Opportunity” means an opportunity granted by the Committee under the Plan to an Eligible Executive to earn an incentive bonus under this Plan with respect to a Performance Period, payable in cash and subject to the terms and conditions of this Plan.

“Beneficiary” means a person designated by an Eligible Executive in accordance with Section 12 of the Plan to receive, in the event of the Eligible Executive’s death, any amounts remaining to be paid with respect to the Eligible Executive under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means any conduct or activity, whether or not related to the business of the Company, that is determined in individual cases, by the Committee to be detrimental to the interests of the Company including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee, in competition with the Company; (ii) the disclosure to any one outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired by the Eligible Executive during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Company’s Code of Conduct or other policies.

“Claw-back Policy” means the Parker-Hannifin Corporation Claw-back Policy, as amended from time to time, or any successor policy.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resources and Compensation Committee of the Board.

“Company” has the meaning given such term in Section 1 of the Plan.

“Discretionary Pension Contribution” means a contribution by the Company or one of its subsidiaries to a qualified pension plan for employees of the Company or its subsidiaries where absent actions taken by the Company to affect its funding level in a particular year, no minimum required contribution would have been required under applicable laws and regulations.

“Disability” has the meaning set forth in the Parker-Hannifin Corporation Executive Long-Term Disability Plan or such other long-term disability program of the Company or an Affiliate in which the Eligible Executive participates.

“Early Retirement Date” means age 55 with ten or more years of employment with the Company; provided, however, that any Retirement prior to age 60 must be with the consent of the Committee.

“Eligible Executive” means any Employee who is designated as such by the Committee for a Performance Period pursuant to Section 4.

“Employee” means any person employed by the Company or an Affiliate, whether such Employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

“FCF Margin” means the Company’s net cash flow provided by operating activities less capital expenditures for the Performance Period, expressed as a percentage of the Company’s net sales for the Performance Period. Discretionary Pension Contributions by the Company during the Performance Period are not included in the calculation of FCF Margin. Notwithstanding the foregoing, the Committee may specify in the Payout Formula for any Award Opportunity that FCF Margin shall be determined by including or excluding any items specified by the Committee, including but not limited to discontinued operations, expenses for restructuring or productivity initiatives, or extraordinary, unusual, non-recurring or special items.

“Maximum FCF Margin” means the level of FCF Margin beyond which the achievement of FCF Margin will not increase the amount earned by the Eligible Executive pursuant to an Award Opportunity.

“Normal Retirement Date” means the date on which an Eligible Executive attains age 65.

“Notice of Award” means a written or electronic communication to an Eligible Executive with respect to a Performance Period, which provides notice of the Eligible Executive’s Target Award and the applicable Payout Formula for such Performance Period, subject to the terms and conditions of the Plan.

“Payout Formula” means the method established by the Committee for determining the amount earned, if any, under an Eligible Executive’s Award Opportunity for a Performance Period, which shall be determined as the product of the Eligible Executive’s Target

Award times the applicable Payout Percentage based on the level of achievement of FCF Margin for the Performance Period. The Payout Formula shall specify (i) the Threshold FCF Margin, (ii) the Maximum FCF Margin, and (iii) the applicable Payout Percentages (or the method for determining the applicable Payout Percentages) for any level of FCF Margin achievement between Threshold FCF Margin and Maximum FCF Margin.

“Payout Percentage” means a percentage specified pursuant to the Payout Formula established by the Committee with respect to an Award Opportunity.

“Performance Period” means a fiscal year of the Company.

“Plan” means this Parker-Hannifin Corporation Target Incentive Plan, as amended from time to time.

“Retirement” means an Eligible Executive’s termination of employment following the Eligible Executive’s Early Retirement Date or Normal Retirement Date, other than termination of employment by the Company for Cause.

“Target Award” means the target amount of an Eligible Executive’s Award Opportunity for a Performance Period, as established by the Committee pursuant to Section 5, and which may be expressed as a dollar amount or a percentage of the Eligible Executive’s base salary.

“Threshold FCF Margin” means the minimum level of FCF Margin that must be achieved in order for any amount to be earned by the Eligible Executive pursuant to an Award Opportunity.

3. Plan Administration. The Committee shall be responsible for administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend and rescind regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee may delegate to one or more persons the authority to take any action or make any determination or exercise any authority of the Committee under this Plan. To the extent of any such delegation of authority, the term “Committee” as used in this Plan shall be deemed to refer to such person(s) to whom authority has been delegated by the Committee. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Eligible Executives, Beneficiaries and all other persons who have or claim an interest herein.

4. Eligibility. The Committee shall designate the Eligible Executives, if any, for each Performance Period. An Employee who is designated as an Eligible Executive for a given Performance Period is not guaranteed of being selected as an Eligible Executive for any other Performance Period.

5. Establishment of Award Opportunities. On or after the beginning of each Performance Period, the Committee shall establish the Target Award and Payout Formula for each Eligible Executive’s Award Opportunity for the Performance Period. The Committee shall provide a Notice of Award to each Eligible Executive as soon as practical following the establishment of the Eligible Executive’s Target Award and Payout Formula.

6. Determination of Amount Payable Under Award Opportunities.

A. Interim Determinations. During each of the months of March and June next following the commencement of the Performance Period, the Company shall make interim determinations of (i) the level of achievement of FCF Margin for the period commencing on the first day of the Performance Period and ending on the last day of the immediately preceding month (each such period an “Interim Period”), and (ii) the amount of the Award Opportunity, if any, earned by each Eligible Executive for the applicable Interim Period pursuant to the applicable Payout Formula.

B. Final Determination. Following the end of each Performance Period, the Committee shall determine (i) the level of achievement of FCF Margin for the Performance Period, (ii) the amount of the Award Opportunity, if any, earned by each Eligible Executive for the Performance Period pursuant to the applicable Payout Formula, and (iii) the amount of the bonus payable, if any, to each Eligible Executive under this Plan for the Performance Period. The Committee may, in its sole discretion, adjust the amount of the bonus payable to any Eligible Executive under this Plan (including a reduction in such amount to zero).

7. Payment of Award Opportunities.

A. Interim Payments. During each of the months of March and June next following the commencement of the Performance Period, and following the interim determinations made pursuant to Section 6.A of this Plan, the Company shall make a cash payment to each Eligible Executive in an amount equal to seventy-five percent (75%) of the amount of the Award Opportunity earned for the applicable Interim Period (less any amount previously paid to the Eligible Executive with respect to such Award Opportunity under this Section 7.A). Notwithstanding the foregoing, the Chief Executive Officer of the Company may, in his sole discretion, adjust the amount of the bonus payable to any Eligible Executive under this Section 7.A (including a reduction in such amount to zero).

B. Final Payment. During the month of August following the end of each Performance Period, the Company shall make a cash payment to each Eligible Executive equal to the excess, if any, of the amount of the bonus payable under this Plan, if any, as determined by the Committee pursuant to Section 6.B, over any amounts previously paid to the Eligible Executive with respect to that Award Opportunity pursuant to Section 7.A. Notwithstanding the foregoing, payment of that portion of an Eligible Executive’s bonus that would otherwise be paid under this Plan during August following the end of the Performance Period may be deferred pursuant to a valid deferral election by the Eligible Executive under the terms and conditions of the Executive Deferral Plan or such other deferral arrangement as may be established by the Company. For purposes of determining the amount of any bonus deferred as provided in the preceding sentence, the amount of the final payment subject to an Eligible Executive’s deferral election shall be determined without regard to any adjustment of the amount of the bonus payable with respect to an Interim Period (such as an adjustment in the percentage of the bonus paid in an interim payment pursuant to Section 7.A).

8. Terminations, Promotions and New Hires.

A. Terminations. Except as otherwise provided herein, an Eligible Executive must remain continuously employed by the Company through the last day of a Performance Period in order to be entitled to receive payment of any Award Opportunity earned pursuant to this Plan for such Performance Period. Notwithstanding the foregoing, in the event of an Eligible Executive’s termination of employment during a Performance Period due to death, Disability, Retirement, or termination of employment by the Company without Cause, the Eligible Executive will be entitled to receive payment of a prorated bonus for that Performance Period equal to the product of the amount of the Award Opportunity earned by the Eligible Executive as determined by the Committee pursuant to Section 6 multiplied by a fraction, the numerator of which is the number of full months of continuous employment during the Performance Period and the denominator of which is twelve; provided, however, that the Committee may, in its sole discretion, adjust the amount of the bonus payable to any Eligible Executive under this Section 8.A (including a reduction in such amount to zero). Any such prorated bonus will be payable at the times provided in Section 7.

B. Promotions and New Hires. With respect to an Eligible Executive who is newly hired or is promoted by the Company during a Performance Period, the Committee may, in its sole discretion, grant an Award Opportunity, or adjust an Award Opportunity previously granted, to such Eligible Executive for such Performance Period.

9. Tax Withholding. The Company and its Affiliates shall have the right to deduct from all payments made to or for the benefit of an Eligible Executive any federal, state, local, foreign or other taxes which, in the opinion of the Company, are required to be withheld with respect to any bonus payable under the Plan.

10. Source of Payment. Each bonus that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Eligible Executive’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

11. Rights of Employer. Nothing contained in this Plan nor any action taken under this Plan shall be construed as a contract of employment or as giving any Eligible Executive any right to continued employment with the Company or any Affiliate.

12. Nontransferability. Except as otherwise provided in this Plan, the benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, and these benefits shall be exempt from the claims of creditors of any Eligible Executive or other claimants and from all orders, decrees, levies, garnishment or executions against any Eligible Executive to the fullest extent allowed by law. Notwithstanding the foregoing, an Eligible Executive may designate a Beneficiary or Beneficiaries (both primary and contingent) to receive, in the event of the Eligible Executive’s death, any amounts remaining to be paid with respect to the Eligible Executive under the Plan. The Eligible Executive shall have the right to revoke any such designation and to re-designate a Beneficiary or Beneficiaries. To be effective, any such designation, revocation, or re-designation must be in such written form as the Company may prescribe and must be received and accepted by the Company prior to the Eligible Executive’s death. Any finalized divorce or marriage of an Eligible Executive subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Eligible Executive’s new spouse has previously been designated as a Beneficiary. The spouse of a married Eligible Executive shall consent to any designation of a Beneficiary other than the spouse, and the spouse’s consent shall be witnessed by a notary public. If an Eligible Executive dies without effectively designating a Beneficiary, or if all designated Beneficiaries either predecease the Eligible Executive or the Eligible Executive and all designated Beneficiaries die prior to any payment yet to be made under the Plan, any amounts remaining to be paid with respect to the Eligible Executive under the Plan shall be paid to the estate of the Eligible Executive.

13. Successors. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

14. Governing Law. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Ohio, but without regard to its conflict of law provisions.

15. Amendment or Termination. The Committee reserves the right, at any time, without either the consent of, or any prior notification to, any Eligible Executive or other person, to amend, suspend or terminate the Plan or any Award Opportunity granted thereunder, in whole or in part, in any manner, and for any reason.

16. Claw-back Policy. Each Award Opportunity granted, and each incentive bonus paid, pursuant to this Plan shall be subject to the terms and conditions of the Claw-back Policy.

17. Section 409A of the Code. It is the Company’s intent that, except as otherwise provided pursuant to a deferral election described in Section 7 of this Plan, each bonus payable under this Plan shall be exempt from the requirements of Section 409A of the Code under the “short-term deferral” exception set out in Section 1.409A-1(b)(4) of the Treasury Regulations. The Plan shall be interpreted and administered in a manner consistent with such intent.

18. Plan Terms Control. In the event of a conflict between the terms and conditions of any Notice of Award and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

19. Severability. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

20. Waiver. The waiver by the Company of any breach of any provision of the Plan by an Eligible Executive shall not operate or be construed as a waiver of any subsequent breach.

21. Captions. The captions of the sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.